Exhibit 10.22


Gary T. DiCamillo
Chairman and
Chief Executive Officer


Polaroid Corporation
549 Technology Square
Cambridge, Massachusetts  02139
617 386 3211   Fax: 617 386 3263





                                             January 29, 1996

Joseph R. Oldfield
Polaroid Corporation
549 Technology Square
Cambridge, Massachusetts  02139

Dear Joe:

This will confirm the terms of your severance and retirement agreement with Polaroid Corporation. As we discussed, you have agreed to retire from the Company on March 31, 1996, and you will receive the following benefits:

Severance Payment:   You will receive a severance payment of
$518,881. This payment was calculated using the terms and conditions set forth in the 1996 special severance plan. Under the terms of the severance program you will receive this payment in monthly installments beginning the month following your termination.

Retirement Enhancement:   You will receive your pension benefit
calculated as of March 31, 1996 as though you had thirty years of service and attained age 65. This benefit will be paid through the Polaroid Pension Plan and non-qualified supplemental plans. An enhancement of approximately $2,400 per month paid solely through the non-qualified plan will be added to the pension you will receive under the 1996 Enhanced Pension Program. Your pension will begin effective April 1996.

Annual Bonus:   You will not be eligible to participate in the
annual executive bonus plan for 1996.

ESOP and OCEP Plans:   You will be eligible to continue to
participate in the ESOP and OCEP until your termination date.

You will receive a distribution from the OCEP based on participation until March 31, 1996. This distribution will be made in August 1996.

Stock Options:   All options which have been granted to you as of
the date of your retirement will be fully vested. You will have three years from the date of your termination within which to exercise your options. However, your entitlement to the award of additional options under the Polaroid Stock Incentive Plan shall cease upon your retirement.

Medical and Life Insurance Coverage:   As a bona-fide retiree,
you will be entitled to participate in the Company's retiree medical and life insurance plans in the same manner as any other retiree. As you are aware, retiree programs are not lifetime guarantees and are subject to change from time to time.

Dental Insurance:   You may also continue coverage in the
Polaroid Dental Plan receiving dental insurance coverage for yourself , your spouse, and dependent children for three years.

Non-Compete Agreement
Finally, Polaroid will pay you $81,127 for a non-compete agreement. Under the terms of this agreement you agree to refrain from accepting employment with or consulting for any competitor of Polaroid on a worldwide basis for a period of twenty-four (24) months following your termination. For that period of time you agree not to hire away any Polaroid employee without prior approval of the Vice President of Human Resources and to keep Polaroid apprised of your employment status. Should you intend to enter into any employment relationship during the twenty-four (24) month period following your termination, whether or not with a competitor, you agree to contact Polaroid's Patent Counsel. Should you intend to enter into any consulting relationship which may even remotely be competitive, you also further agree to contact Polaroid's Patent Counsel.

Consulting Agreement
Finally, Polaroid will pay you $100,000 to be available to consult and act as a liaison, as needed, for nine months with ongoing business relationships.

Joe, I appreciate your support and cooperation during this period of transition.

                              Sincerely,




                              /s/  Gary T. DiCamillo
                              -----------------
                              Gary T. DiCamillo
                              Chairman and
                              Chief Executive Officer




/s/ Joseph R. Oldfield
----------------------
Joseph R. Oldfield
Agreed and Accepted